UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Journal Media Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Shareholder,

Time is running short and the Special Meeting of our shareholders is rapidly approaching. You recently received proxy materials relating to proposals to be voted on at the special meeting of the shareholders of Journal Media Group, Inc. (the “Company”) which will be held on Tuesday, March 1, 2016 at 10:00 a.m., Central Time, at our corporate headquarters, second floor, 333 West State Street, Milwaukee, Wisconsin 53203.  You are receiving this REMINDER notice because you held shares on the record date and we have not received your vote.  Please help us avoid adjournments, phone calls, costs and additional mailings by promptly voting your shares.

The Board of Directors of the Company unanimously

recommends that you vote “FOR” each of the proposals.

Your vote is important, no matter how large or small your holdings may be. We urge you to vote “FOR” each of the proposals by completing, signing and dating the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. Alternatively, you may vote by calling 1-800-690-6903 or via the internet at www.proxyvote.com and following the instructions on the enclosed card.  The proposed merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock vote in favor of the approval of the Merger Agreement and the merger contemplated thereby. A failure to vote has the effect of a vote against the merger.

If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares (as it has in past annual meetings) unless you complete, sign, date and return the enclosed proxy voting form. Voting now will allow the Company to minimize the expense incurred with further reminder mailings and solicitations.

VOTING NOW HELPS LOWER OVERALL PROXY COSTS AND ELIMINATES

FURTHER MAILINGS AND PHONE CALLS

If you have questions or need assistance in voting your shares, please call Georgeson Inc. at 1-800-261-1052.

Thank you for voting.